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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF LATHAM & WATKINS]


                                November 1, 2001

Telemundo Holdings, Inc.
2290 West 8th Avenue
Hialeah, FL 33010

         Re:   Registration Statement on Form S-4
               Telemundo Holdings, Inc.
               Registration No. 333-71132
               --------------------------

Ladies and Gentlemen:

         In connection with the proposed offering of up to $293,991,000 in aggregate principal amount at maturity of 11 1/2% Senior Discount Notes due 2008 (the "Exchange Notes") by Telemundo Holdings, Inc. (the "Company"), registered under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on October 5, 2001 (File No. 333-71132), as amended by Amendment No. 1 filed with the Commission on November 1, 2001 (collectively, the "Registration Statement"), related to the offer to exchange the Company's outstanding 11 1/2% Senior Discount Notes due 2008 for the Exchange Notes, you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture, dated as of August 10, 2001, among the Company and The Bank of New York, as trustee.

         In our capacity as your counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto or the effect thereon of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based on the facts set forth in the Registration Statement, it is our opinion that the statements in the prospectus under the heading "Certain U.S. Federal Income Tax



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LATHAM & WATKINS

November 1, 2001
Page 2



Considerations," in so far as they purport to summarize certain provisions of United States federal income tax law, are accurate summaries in all material respects.

         This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

         This opinion is rendered only to you, and is for your use in connection with the registration of Exchange Notes pursuant to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                                      Very truly yours,

                                      /s/ LATHAM & WATKINS